Exhibit 99.1
RICHARD G. LINDNER APPOINTED TO THE
COMERICA INCORPORATED BOARD
OF DIRECTORS
CFO of San Antonio, Texas-based AT&T
DALLAS/May 20, 2008 — Richard G. Lindner has been appointed to the Comerica Incorporated Board of Directors, effective immediately. Lindner is senior executive vice president and chief financial officer of AT&T (NYSE: T), a global communications company headquartered in San Antonio, Texas. Lindner will serve as a member of the Board’s Enterprise Risk Committee and Governance, Compensation and Nominating Committee. The announcement was made by Ralph W. Babb Jr., chairman and chief executive officer.
“We welcome Rick to the Comerica board of directors,” said Babb. “He has proven leadership and experience as the chief financial officer for AT&T, which ranks 10th among 2008 Fortune 500 companies. He brings to Comerica a strong knowledge of financial management gained from more than 20 years of service in the communications industry.”
AT&T provides communication services in the United States and around the world. Among their offerings are the world’s most advanced business communications services and the nation’s leading wireless, high speed Internet access and voice services.
Lindner, 53, is responsible for directing financial planning, accounting, tax, auditing, investment management, financing and investor and stockholder relations for AT&T. He was appointed to this position at the former SBC in May 2004.
Previously, he served as chief financial officer of Cingular Wireless, the wireless joint venture between AT&T and Bell South. Before that, he served in a variety of key roles at SBC, including that of senior vice president and chief operating officer of SBC Wireless Inc. and vice president and chief financial officer of Southwestern Bell Telephone in San Antonio, Texas. Lindner began his career with SBC through its subsidiary, Southwestern Bell Telecom, in 1986.

A native of St. Louis, Missouri, Lindner earned his bachelor of science degree in business administration from the University of Missouri-St. Louis. He also completed an advanced management program in telecommunications at the University of Southern California.
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico. Comerica reported total assets of $67 billion at March 31, 2008. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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